Exhibit 21.1

MMC Energy, Inc: Subsidiary Listing

MMC Energy North America, LLC (DE)

MMC Mid-Sun, LLC (DE)

MMC Escondido, LLC (DE)

MMC Chula Vista, LLC (DE)